FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chairman & Chief Executive Officer

Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

Young Innovations, Inc. Announces Record Earnings for the Quarter and Six-Months Ended June 30, 2009

St. Louis, MO., July 21, 2009 – Young Innovations, Inc. (NASDAQ – YDNT) today announced record earnings for the second quarter and for the first six-months ended June 30, 2009.

Sales for the second quarter of 2009 were $24.6 million, a decrease of 4.9% over the $25.9 million reported for the second quarter of 2008. Income from operations increased 4.8% to $5.4 million from $5.2 million in the prior year. Net income for the second quarter increased 7.4% to $3.3 million from $3.1 million in 2008. Diluted earnings per share for the second quarter of 2009 were $0.42, an increase of 10.5% over the $0.38 reported in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.04 and $0.03 for quarters ended June 30, 2009 and 2008, respectively, while diluted shares outstanding for the quarter declined 2.7% to 7.9 million.

For the six months ended June 30, 2009, sales were $48.4 million, decreasing 3.8% from the $50.3 million reported in the prior year period. Income from operations increased 6.9% to $10.4 million from $9.7 million in the prior year six-month period. Net income was $6.5 million, increasing 9.3% from $5.9 million in the prior year. Diluted earnings per share were $0.82 for the six months ended June 30, 2009, an increase of 13.9% from $0.72 in the same period of 2008. Diluted earnings per share were affected by equity compensation expense of $0.07 and $0.06 for the six months ended June 30, 2009 and 2008, respectively, while diluted shares outstanding for the six months ended June 30, 2009 declined 4.1% to 7.9 million.

Sales of our consumable products continued to be stable in the second quarter despite the challenging economic environment, while demand for our diagnostic products remained weak. Consumable product sales, which include preventive, infection control, endodontic, micro-applicator and home care product lines, were roughly equivalent to the prior year quarter. Sales of diagnostic products were approximately $1.1 million less than the prior year quarter. In addition, the strong US Dollar had a negative impact of approximately $286,000 on overall sales. Gross and operating margins increased in the second quarter, due in part to the benefits of operating efficiencies implemented last year, price increases in the second half of 2008, and favorable product mix.

Throughout the second quarter, we remained focused on our core operating strategies. In order to enhance and expand customer relationships, we completed the design and development of a new customer management system. Operating improvements made during the quarter included redesigned workflow and new automation in two key facilities. During the quarter we also continued to expand our product offerings with noted progress in strengthening our infection control product line.

Overall, we are pleased with the second quarter results. We are encouraged by the continued improvements in operating results despite the weak economic environment. We believe the investments we have made over the last few years to strengthen the Company have provided an excellent foundation for future growth.

A conference call has been scheduled for Wednesday, July 22, 2009 at 11:00 A.M. Central Time and can be accessed through InterCall at http://tinyurl.com/ydnt2QTR09 or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures, and markets supplies and equipment used by dentists, dental hygienists, dental assistants, and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Balance Sheet
June 30, 2009 and December 31, 2008
(in thousands, except per share data)

	(Unaudited)
	June 30	December 31
Assets	2009	2008
Current assets
Cash	$ 557	$ 667
Accounts receivable, net	11,061	10,421
Inventories	16,282	16,486
Other current assets	5,014	4,759
Total current assets	32,914	32,333

Property, plant and equipment, net	33,536	32,905
Goodwill	80,352	80,334
Other Intangible assets	12,080	10,602
Other assets	3,184	3,402

Total assets	$ 162,066	$ 159,576

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$ 9,990	$ 8,840
Total current liabilities	9,990	8,840

Long-term debt	23,702	29,349
Long-term secured borrowing	1,003	1,281
Deferred income taxes	13,966	13,829
Other liabilities	257	-
Noncurrent liabilities	48,918	53,299

Stockholders' equity
Common stock	102	102
Additional paid-in capital	23,145	25,336
Retained earnings	139,389	133,531
Common stock in treasury, at cost	(49,548)	(52,673)
Accumulated other comprehensive income (loss)	60	(19)
Total stockholders' equity	113,148	106,277

Total liabilities and stockholders' equity	$ 162,066	$ 159,576

Young Innovations, Inc.
Consolidated Statements of Income
(in thousands, except earnings per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2008	Change	2009	2008	Change

Net Sales	$ 24,637	$ 25,903	-4.9%	$ 48,401	$ 50,298	-3.8%
Cost of Goods Sold	10,953	12,112	-9.6%	21,407	23,569	-9.2%
Gross Profit	13,684	13,791	-0.8%	26,994	26,729	1.0%
% of Net Sales	55.5%	53.2%		55.8%	53.1%

Selling, General and Administrative Expense	8,286	8,639	-4.1%	16,601	17,007	-2.4%
% of Net Sales	33.6%	33.4%		34.3%	33.8%

Income from Operations	5,398	5,152	4.8%	10,393	9,722	6.9%
% of Net Sales	21.9%	19.9%		21.5%	19.3%

Interest expense, net	180	326		334	745
Other income, net	55	(40)		42	(365)

Income Before Taxes	5,163	4,866	6.1%	10,017	9,342	7.2%

Provision for Income Taxes	1,832	1,765		3,531	3,410

Net Income	$ 3,331	$ 3,101	7.4%	$ 6,486	$ 5,932	9.3%
% of Net Sales	13.5%	12.0%		13.4%	11.8%

Basic Earnings Per Share	$ 0.42	$ 0.38	10.5%	$ 0.82	$ 0.73	12.3%

Basic Weighted Average Shares Outstanding	7,874	8,080		7,842	8,136

Earnings Per Share (Diluted)	$ 0.42	$ 0.38	10.5%	$ 0.82	$ 0.72	13.9%

Diluted Weighted Average Shares Outstanding	7,935	8,154		7,885	8,226